SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
CHINA DIGITAL COMMUNICATION GROUP
(Exact name of issuer as specified in its charter)
Nevada	000-49715	91-2132336
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
A-3. Xinglian Industrial Zone He Hua Ling Pingxin Road, Xin Nan Ping Hu Town Longgang, Shenzhen China
(Address of principal executive offices)
CHINA DIGITAL COMMUNICATION GROUP 2009 EQUITY INCENTIVE PLAN
(Full title of the plan(s))
Ken Lin 147-42, 41st Ave Flushing, NY 11355
(Name and address of agent for service)
917-573-0302
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,000,000 shares	$ 8.81	$8,810,000	$491.60

(1)
This Registration Statement covers 1,000,000 shares of Common Stock, $0.001 par value, of China Digital Communication Group (the "Company") issuable pursuant to the China Digital Communication Group 2009 Equity Incentive Plan, together with the resale of any such shares deemed "control securities" or "restricted securities" granted to individuals who are "affiliates" of the Company. The terms "control securities" and "restricted securities" are as defined by Rule 405 and Rule 144, respectively, under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee pursuant to Rule 457 of the Securities Act, based upon the average of the high and low prices of China Digital Communication Group common stock as reported on the Over The Counter Bulletin Board on October 21, 2009, under the symbol "CMTP."

This Registration Statement shall be deemed to cover an indeterminate number of additional shares of China Digital Communication Group common stock, $0.001 par value, as may hereafter be offered or issued pursuant to the China Digital Communication Group 2009 Equity Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

CHINA DIGITAL COMMUNICATION GROUP
REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the China Digital Communication Group 2009 Equity Incentive Plan of China Digital Communication Group, a Nevada corporation (the "Company"), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

China Digital Communication (the “Company”) incorporates by reference the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (filed with the Commission on April 15, 2009).
(b)
The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (filed with the Commission on May 12, 2009); and for the quarter ended June 30, 2009 (filed with the Commission on August 5, 2009).

(c)	The Company’s Current Reports on Form 8-K and 8-K/A (filed with the Commission on August 24, 2009, August 4, 2009, July 22, 2009, June 16, 2009, and May 11, 2009).
(d)	The Company’s Preliminary Information Statement (filed with the Commission on August 26, 2009) and Definitive Information Statement (filed with the Commission on September 8, 2009).
(e)	The Company’s Preliminary Information Statement (filed with the Commission on May 4, 2009) and Definitive Information Statement (filed with the Commission on May 15, 2009).
(f)
Description of the Company’s Common Stock contained in the Registration Statement on Form 8-A (filed with the SEC on April 1, 2002), pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. Description of Securities.
Not applicable. The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, as amended.
ITEM 5. Interests of Named Experts and Counsel.
Not applicable.
ITEM 6. Indemnification of Directors and Officers.

        Our Articles of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the Nevada Revised Statutes prohibit the elimination or limitation of liability for certain actions including any breach of a director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law under Section 78.300 of the Nevada Revised Statutes and for certain unlawful distributions.

          Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

    Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit brought by or on behalf of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses (including amounts paid in settlement and attorneys’ fees) actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

           Section 78.7502 requires us to indemnify present and former directors or officers against expenses if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

ITEM 7. Exemption from Registration Claimed.
Inapplicable.
ITEM 8. Exhibits. See Exhibit Index.
ITEM 9 Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
                                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

                                     (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, China Digital Communication Group, a corporation organized and existing under the laws of the State of Nevada, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, China, on this 27th day of October, 2009.

CHINA DIGITAL COMMUNICATION GROUP
By: /s/	By: /s/
Junfeng Chen	Fushun Li
Chief Financial Officer	Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	China Digital Communication Group 2009 Equity Incentive Plan.
5.1	Opinion of Berkman, Henoch, Peterson & Peddy, P.C.
23.1	Consent of Kabani & Company, Inc.
23.2	Consent of Berkman, Henoch, Peterson & Peddy, P.C. is contained in Exhibit 5.1 to this Registration Statement.